Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

This JOINT FILING AGREEMENT, dated as of May 24, 2013 (this “Agreement”), is by and among Looking Glass LLC, Plainfield Specialty Holdings I Inc., Plainfield Special Situations Master Fund Limited and Max Holmes (collectively, the “Filing Persons”)

Pursuant to and in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, each of the Filing Persons agrees that a statement of beneficial ownership with respect to the common stock of Network-1 Security Solutions, Inc., a Delaware corporation, may be filed jointly with the United States Securities and Exchange Commission on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Filing Persons state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

This Agreement may be terminated by any of the Filing Persons upon one (1) week’s written notice or such lesser period of notice as the Filing Persons may mutually agree.

LOOKING GLASS LLC

By:	/s/ Max Holmes
Max Holmes
President

PLAINFIELD SPECIALTY HOLDINGS I INC.

By:	/s/ Max Holmes
Max Holmes
President

PLAINFIELD SPECIAL SITUATIONS MASTER FUND LIMITED

By:	/s/ Max Holmes
Max Holmes
Authorized Individual

MAX HOLMES

By:	/s/ Max Holmes
Max Holmes
Authorized Person